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                                                                    EXHIBIT 23.2


                         INDEPENDENT AUDITORS' CONSENT




The Board of Directors and Shareholders
Pride International, Inc.


We consent to the incorporation by reference in the Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 (No. 333-44925) of our report dated January 23, 2001, with respect to the consolidated balance sheet of Marine Drilling Companies, Inc. as of December 31, 2000 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 2000, which report is included in the Annual Report of Pride International, Inc. on Form 10-K for the year ended December 31, 2001.



                                                  KPMG LLP



Houston, Texas

April 23, 2002